Exhibit 2.1

ACQUISITION AGREEMENT

MEMORANDUM OF AGREEMENT made as of January 25, 2005.

BETWEEN:

APPLIED DIGITAL SOLUTIONS, INC., a Missouri corporation

(“ADSX”)

AND

EXI WIRELESS INC., a Canadian corporation

(the “Corporation”)

THIS AGREEMENT WITNESSES THAT in consideration of the respective agreements herein contained, the parties hereto agree as follows:

Article I — Interpretation

1.1	Definitions

In this Agreement the following terms shall have the following meanings respectively:

“1933 Act” has the meaning ascribed thereto in section 2.5(b);

“Acquisition Proposal” means any merger, amalgamation, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any material sale of shares or rights or interests therein or thereto or similar transactions involving the Corporation or any Subsidiary, or a proposal to do so, excluding the Arrangement;

“Adjustment Exchange Ratio” has the meaning ascribed thereto in the Plan of Arrangement;

“ADSX Common Shares” means the shares of common stock in the capital of ADSX;

“ADSX Average Trading Volume” means the daily average trading volume of ADSX Common Shares during a period of 10 consecutive trading days ending three trading days before the Effective Date on the NASDAQ Small Cap Market, or, if the ADSX Common Shares are not then quoted on the NASDAQ Small Cap Market, on such other stock exchange or automated quotation system on which the ADSX Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors of ADSX for such purpose;

“Affiliate” has the meaning that would be ascribed thereto in the CBCA if the reference therein to “affiliated body corporate” were to “Person” as defined in this Agreement;

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 7.1 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution of the holders of Common Shares, to be substantially in the form and content of Exhibit II annexed hereto;

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made;

“Business Day” means any day on which commercial banks are open for business in New York, New York and Vancouver, British Columbia other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada or in New York, New York under the laws of the State of New York or the federal laws of the United States of America;

“CBCA” means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

“Circular” means the notice of the Meeting and accompanying management information circular to be sent to holders of Common Shares in connection with the Meeting;

“Commission” means the British Columbia Securities Commission;

“Common Shares” means the common shares in the capital of the Corporation;

“Corporation Documents” has the meaning ascribed thereto in section 3.1(n);

“Court” means the British Columbia Supreme Court;

“Dilutive Securities” means Common Share purchase warrants and Common Share purchase options;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Disclosure Letter” means the letter delivered by the Corporation to ADSX dated as of the date hereof;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in section 3.1 of the Plan of Arrangement;

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Encumbrance” means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, option or encumbrance of any nature or kind whatsoever;

“Environmental Laws” means all applicable Laws, including applicable common laws, relating to the protection of the environment and employee and public health and safety;

“Exchange Ratio” has the meaning ascribed thereto in the Plan of Arrangement;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

“Financial Statements” has the meaning ascribed thereto in section 3.1(h);

“First Tranche Exchange Ratio” has the meaning ascribed thereto in the Plan of Arrangement;

“GAAP” has the meaning ascribed thereto in section 3.1(h);

“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Including” means including without limitation;

“Information” has the meaning ascribed thereto in section 5.7(c);

“Interim Order” means the interim order of the Court in respect of the Arrangement, as contemplated by section 2.3;

“Intangible Rights” has the meaning ascribed thereto in section 3.1(x);

“Laws” means all statutes, regulations, statutory rules, principles of law, orders, published policies and guidelines, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Leases” has the meaning ascribed thereto in section 3.1(u);

“Material Adverse Change” when used in connection with ADSX or the Corporation, means any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition or prospects of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence relating to (i) the Canadian or United States’ economy or securities markets in general or (ii) the North American industry in general (including commodity prices) in which ADSX or the Corporation, as the case may be, operate but not specifically relating to ADSX or the Corporation or their respective subsidiaries;

“Material Adverse Effect” when used in connection with ADSX or the Corporation, means any matter or action that has an effect that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition or prospects of such party and its subsidiaries taken as a whole;

“Meeting” means the special meeting of holders of Common Shares, including any adjournment thereof, to be called to consider the Arrangement;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Exhibit I annexed hereto and any amendments or variations thereto made in accordance with section 7.1 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Plans” has the meaning ascribed thereto in section 3.1(m);

“Pre-Effective Date Period” shall mean the period from and including the date hereof to and including the Effective Time on the Effective Date;

“Product” means each product, repair process or service under development, developed, manufactured, licensed, distributed or sold by the Corporation or a Subsidiary and any other products in which the Corporation or a Subsidiary has any proprietary rights or beneficial interest.

“Qualified Options” means the Common Share purchase options granted under the Corporation’s 1996 and 2000 Stock Option Plans, as amended, listed in Disclosure Letter and in each case being outstanding and unexercised on the Effective Date;

“Regulatory Approvals” means all those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations required in connection with the transactions contemplated by this Agreement;

“Replacement Security” has the meaning ascribed thereto in section 2.2 of the Plan of Arrangement;

“Replacement Warrant” means each Common Share purchase warrant that is a Replacement Security or a Two Tranche Replacement Option;

“Representatives” has the meaning ascribed thereto in section 5.7(a);

“S-8 Registration Statement” has the meaning ascribed thereto in section 2.8;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (British Columbia), as now in effect and as it may be amended from time to time prior to the Effective Date;

“Subsidiary” has the meaning ascribed thereto in the Securities Act;

“Subsidiaries” means eXI Wireless Systems Inc., eXI Solutions Inc. and HOUNDware Corp.; and “Subsidiary” means any one of them;

“Superior Proposal” has the meaning ascribed thereto in section 5.5(a);

“Tax” and “Taxes” means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security premiums, workers’ compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of section 6901 of the United States Internal Revenue Code or any other applicable Laws) of another entity or a member of an affiliated or combined group;

“Tax Returns” means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes; and

“Two Tranche Replacement Option” has the meaning ascribed thereto in section 2.2 of the Plan of Arrangement.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Exhibits hereto) and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Currency

All sums of money referred to in this Agreement are expressed in lawful money of Canada unless otherwise expressly indicated.

1.4	Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender or no gender shall include all genders and the neuter.

1.5	Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Entire Agreement

This Agreement and the agreements and other documents herein referred to constitute the entire agreement between the parties hereto pertaining to the terms of the Arrangement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Arrangement. The letter agreement between the Corporation and ADSX dated October 29, 2004 is hereby terminated and of no further force and effect.

Article II — The Arrangement

2.1	Implementation Steps by the Corporation

The Corporation covenants in favour of ADSX that the Corporation shall as soon as reasonably practicable:

(a)	apply in a manner acceptable to ADSX, acting reasonably, under section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

(b)	convene and hold the Meeting for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

(c)	subject to obtaining such shareholder approval as is required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(d)	subject to obtaining the Final Order, the satisfaction or waiver of the other conditions herein contained in favour of each party and compliance with section 2.2, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

2.2	Implementation Steps by ADSX and the Corporation

ADSX and the Corporation shall agree upon the timing of the Corporation’s obtaining of the Final Order and a date that will be the Effective Date, such timing and date to be determined in a manner that enables the Corporation to discharge its obligation as to timeliness under sections 2.1(c) and (d). The Corporation shall not send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement before the expiration of the 10 Business Day period described at section 2.2(c) of the Plan of Arrangement or such shorter period as ADSX may agree to in writing. Each party hereto shall use its reasonable best efforts to cause the Effective Date to occur as soon as reasonably practicable.

2.3	Interim Order

The notice of motion for the application referred to in section 2.1(a) shall request that the Interim Order provide:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b)	that the requisite shareholder approval for the Arrangement Resolution shall be 2/3rds of the votes cast on the Arrangement Resolution by holders of Common Shares present in person or by proxy at the Meeting;

(c)	that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of the Corporation, including quorum requirements and all other matters, shall apply in respect of the Meeting; and

(d)	for the grant of the Dissent Rights.

2.4	Articles of Arrangement

The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and all as subject to the provisions of the Plan of Arrangement, provide for the transactions contemplated by section 2.2 of the Plan of Arrangement, with the result that ADSX will become the registered and beneficial owner of all outstanding Common Shares as at the Effective Time.

The parties acknowledge and agree that, following the public announcement of this Agreement and the Arrangement and prior to the Effective Date, ADSX or any subsidiary may, in furtherance of the transactions herein contemplated, purchase in the secondary market up to 10% of the outstanding Common Shares.

2.5	Information Circular

As promptly as practicable after the execution and delivery of this Agreement, and in any event within 90 days thereafter, ADSX and the Corporation shall prepare the Circular together with any other documents required by the Securities Act or other applicable Laws in connection with the Arrangement, and the Corporation shall cause the Circular and other documentation required in connection with the Meeting to be sent to each holder of Common Shares and filed as required by the Interim Order and applicable Laws. The Corporation shall not mail the Circular, or any amendment or supplement thereto, to which ADSX reasonably objects, provided that ADSX shall not advance any such objection based on any matter that the Corporation is required by law to disclose in the Circular, amendment or supplement. The Corporation covenants that the information to be contained in the Circular or any amendment thereto (including any information referred to therein or incorporated therein by reference) relating to the Corporation and the Subsidiaries will be accurate and complete in all material respects as at the date thereof and will not contain a misrepresentation (as such term is defined in the Securities Act) as at such date. ADSX covenants that the information to be contained in the Circular or any amendment thereto (including any information referred to therein or incorporated therein by reference) relating to ADSX will be accurate and complete in all material respects as at the date thereof and will not contain a misrepresentation (as such term is defined in the Securities Act) as at such date.

2.6	Securities Compliance

ADSX and the Corporation shall use all reasonable efforts to obtain all orders required from the applicable Canadian securities authorities to permit the issuance and first resale of the ADSX Common Shares issued in connection with the Arrangement, and the ADSX Common Shares issued from time to time upon the exercise of the Replacement Securities, in each case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfilment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a “control person” of ADSX or the Corporation for purposes of Canadian federal, provincial or territorial securities Laws).

The issuance of ADSX Common Shares under the Arrangement will not be registered under the United States Securities Act of 1933, as amended. The ADSX Common Shares will be issued in reliance upon the exemption available pursuant to Section 3(a)(10) of the United States Securities Act of 1933. Section 3(a)(10) exempts securities issued in exchange for one or more outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions and exchange at which all persons to whom the securities will be issued have the right to appear. ADSX Common Shares issued under the Arrangement to persons who are affiliates of the Corporation or ADSX prior to the Effective Time or persons who are affiliates of ADSX after the Effective Time may be subject to resale restrictions under United States securities laws.

2.7	Preparation of Filings

(a)	ADSX and the Corporation shall cooperate in:

(i)	the preparation of any application for the orders and any other documents reasonably deemed by ADSX or the Corporation to be necessary to discharge their respective obligations under United States and Canadian federal, provincial, territorial or state securities Laws in connection with the Arrangement and the other transactions contemplated hereby;

(ii)	the taking of all such action as may be required under any applicable United States and Canadian federal, provincial, territorial or state securities Laws (including “blue sky laws”) in connection with the issuance of the ADSX Common Shares in connection with the Arrangement or the exercise of the Replacement Securities; provided, however, that with respect to the United States “blue sky” and Canadian provincial qualifications neither ADSX nor the Corporation shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of ADSX Common Shares;

(iii)	the taking of all such action as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(b)	Each of ADSX and the Corporation shall furnish to the other all such information concerning it and its shareholders as may be required for the effectuation of the actions described in sections 2.5 and 2.6 and the foregoing provisions of this section 2.7, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used.

(c)	ADSX and the Corporation shall each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular or an application for an order contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application. In any such event, ADSX and the Corporation shall cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to shareholders of ADSX or the Corporation and/or filed with the relevant securities regulatory authorities.

(d)	The Corporation shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by ADSX). Without limiting the generality of the foregoing, the Corporation shall ensure that the Circular provides holders of Common Shares with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting.

2.8	Registration Statement

As promptly as practicable after the execution of this Agreement, ADSX shall file a registration statement on Form S-8 (the “S-8 Registration Statement” ) with the SEC to register the ADSX Common Shares to be issued from time to time after the Effective Time upon exercise of the Qualified Options. ADSX will use its reasonable best efforts to maintain the effectiveness of the S-8 Registration Statement for so long as any Qualified Options remain outstanding or, in each case, until such earlier time as ADSX determines to be sufficient on the written advice of its outside counsel. For greater certainty, ADSX is not obligated to file a registration statement with the SEC to register the ADSX Common Shares issuable from time to time pursuant to Replacement Warrants.

Article III — Representations and Warranties

3.1	Representations and Warranties of the Corporation

The Corporation represents and warrants to and in favour of ADSX as follows and acknowledges that ADSX is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization.

(i)	Each of the Corporation and its Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted, and, except as set out in and for the reasons set out in the Disclosure Letter, is in good standing under the corporate Laws applicable to it; neither the character of the Corporation’s or its Subsidiaries’ properties nor the nature of their respective businesses requires the Corporation or its Subsidiaries to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in the Disclosure Letter and each of the Corporation and its Subsidiaries is so qualified and in good standing in each jurisdiction listed. All of the outstanding shares of its Subsidiaries are validly issued, fully paid and non-assessable and all such shares are owned directly or indirectly by the Corporation, free and clear of all Encumbrances, except as set forth in the Disclosure Letter, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares in any of its Subsidiaries. The Corporation has disclosed in the Disclosure Letter the names and jurisdictions of incorporation of it and each of its Subsidiaries.

(ii)	The Corporation does not have any subsidiaries other than the Subsidiaries.

(iii)	Neither the Corporation nor any Subsidiary has any interest in any other corporation or entity, except as described in the Disclosure Letter.

(b)	Capitalization.

The authorized capital of the Corporation consists of an unlimited number of Common Shares. As of January 25, 2005, there were 10,145,009 Common Shares outstanding and only 933,000 Common Shares were reserved, in the aggregate, for issuance in respect of Dilutive Securities. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Corporation or any Subsidiary to issue or sell any shares of the Corporation or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of the Corporation, any Subsidiary or any other Person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Corporation or any Subsidiary, except as described in the Disclosure Letter, which description sets forth all of the material terms of the securities, including but not limited to, exercise, conversion or exchange price, as the case may be, term, vesting schedule and identity of the holder. There have been no Common Shares issued since September 30, 2004, other than as set forth in the Disclosure Letter. All outstanding Common Shares have been duly authorized and are validly issued (in compliance with all applicable securities laws) and outstanding as fully paid and non-assessable shares, free of pre-emptive rights, any and all Encumbrances or other restrictions or limitations whatsoever, and no shares of capital stock are held in the Corporation’s treasury. There are no outstanding bonds, debentures or other evidences of indebtedness of the Corporation or any Subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Common Shares on any matter. There are no outstanding contractual obligations of the Corporation or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries.

(c)	Authority and No Violation.

(i)	The Corporation has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Corporation and the consummation by each of the transactions contemplated by this Agreement, have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby other than:

(A)	with respect to the Circular and other matters relating solely to the implementation of the Arrangement, the approval of the Board of Directors of the Corporation; and

(B)	with respect to the completion of the Arrangement, the approval of the holders of the Common Shares.

(ii)	This Agreement has been duly executed and delivered by the Corporation and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights (including equitable rights) generally.

(iii)	The Board of Directors of the Corporation has (A) determined unanimously that the Arrangement is fair to the holders of the Common Shares and is in the best interests of the Corporation, (B) been advised by Dlouhy Merchant Group Inc. that it is prepared to render an opinion that each of the Exchange Ratio and the First Tranche Exchange Ratio and Adjustment Exchange Ratio, if applicable, is fair from a financial point of view to the holders of the Common Shares, (C) determined to recommend that the holders of the Common Shares vote in favour of the Arrangement and (D) advised the Corporation that the members of the Board of Directors will vote the Common Shares held by them in favour of the Arrangement and will so represent in the Circular.

(iv)	Each of Malik Talib, Karim Khoja, John Stark and Noordin Nanji has advised the Corporation that it or he will vote the Common Shares held by him or over which he has voting control, including, if applicable, any Common Shares held under an employee share purchase plan, in favour of the Arrangement and will so represent in the Circular.

(v)	The approval of this Agreement, the execution and delivery by the Corporation of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not, except as disclosed in the Disclosure Letter:

(A)	result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights or payment obligation under any provision of:

(I)	its or any Subsidiary’s certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Subsidiary;

(II)	subject to obtaining the Regulatory Approvals relating to the Corporation, any Laws, regulation, order, judgment or decree; or

(III)	any material contract, agreement, license, franchise or permit to which the Corporation or any Subsidiary is party or by which it is bound;

(B)	give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

(C)	result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Subsidiary, or restrict, hinder, impair or limit the ability of the Corporation or any Subsidiary to carry on the business of the Corporation or any Subsidiary as and where it is now being carried on or as and where it may be carried on in the future; or

(D)	result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Corporation or any Subsidiary or increase any benefits otherwise payable under any Plan or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

(vi)	No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by the Corporation and its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by the Corporation of the transactions contemplated hereby other than (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings with the Director under the CBCA and (D) the Regulatory Approvals relating to the Corporation.

(d)	No Defaults.

Neither the Corporation nor any of its Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any contract, agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect.

The copies of the constating documents of the Corporation and the Subsidiaries provided to ADSX are true, accurate, and complete and reflect all amendments made to the date of this Agreement. The corporate minute books of the Corporation and its Subsidiaries made available to ADSX for review are correct and, except as set forth in the Disclosure Letter, complete as of the date they were made available, no further entries have been made through the date of this Agreement, and, except as set forth in the Disclosure Letter, such minute books contain an accurate record of all shareholder and corporate actions of the shareholders and directors (and any committees thereof) of the Corporation and its Subsidiaries taken by written consent or at a meeting since January 1, 2000. All corporate actions taken by the Corporation and its Subsidiaries have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Corporation and its Subsidiaries fairly and accurately reflect all of the transactions, properties, assets and liabilities of the Corporation and its Subsidiaries.

(e)	Absence of Certain Changes or Events.

Except as disclosed in the Disclosure Letter or publicly available reports filed by the Corporation with the Commission prior to the date of this Agreement, since September 30, 2004 each of the Corporation and the Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred:

(i)	any change in its condition (financial or otherwise), properties, assets, liabilities, working capital, businesses, operations, results of operations or prospects and those of its Subsidiaries, that could reasonably be expected to have a Material Adverse Effect;

(ii)	any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect;

(iii)	any Material Adverse Change in the sales patterns, pricing policies, accounts receivable or accounts payable of the Corporation or any of its Subsidiaries;

(iv)	any redemption, repurchase or other acquisition of Common Shares by the Corporation or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Common Shares;

(v)	any increase in or modification of the compensation payable or to become payable by it or any Subsidiary to any directors, officers or employees of the Company or a Subsidiary, or any grant to any such director or employee of any increase in severance or termination pay, including any increase pursuant to any bonus, profit sharing or other plan or commitment other than merit increases to non-officer employees;

(vi)	any adoption of any plan or benefit program nor any payment of or commitment to pay, nor any increase in or modification of, any bonus, pension, insurance or benefit arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors, officers or employees;

(vii)	any acquisition or sale or transfer, lease, mortgage, or other disposition of any of its property or assets, other than in the ordinary course of business consistent with past practice;

(viii)	(A) any incurrence, assumption or guarantee by it of any debt for borrowed money, (B) any issuance or sale of any securities convertible into or exchangeable for its debt securities, or (C) any issuance or sale of options or other rights to acquire from it debt securities or any securities convertible into or exchangeable for any such debt securities;

(ix)	any payment to any Affiliate or forgiveness of any indebtedness due or owing from any Affiliate to the Corporation;

(x)	any creation or assumption by it of any mortgage, pledge, security interest or lien or other encumbrance on any asset;

(xi)	any extraordinary losses or waiver of any rights of material value;

(xii)	the making of any loan, advance or capital contribution to or investment in any person other than travel loans or advances made in the ordinary course of business;

(xiii)	any settlement of a claim or litigation nor the filing of any motions, orders, briefs or settlement agreements in any proceedings before any government authority;

(xiv)	any entering into, amendment of, relinquishment, termination or non-renewal by it of any material contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary course of business consistent with past practice;

(xv)	any labour dispute or charge of unfair labour practice (other than routine individual grievances), any activity or proceeding by a labour union or representative thereof to organize any of its employees or any campaign being conducted to solicit authorization from employees to be represented by such labour union;

(xvi)	any change in any existing election, or the making of any new election, with respect to any tax law in any jurisdiction which election could have an adverse effect on the tax treatment of the Corporation, a Subsidiary or the business operations of the Corporation or a Subsidiary;

(xvii)	any resolution to approve a split, combination or reclassification of any of the Common Shares;

(xviii)	any change in its accounting methods, principles or practices; and

(xix)	any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made;

(xx)	(A) any liquidation of inventory nor acceptance of product returns other than in the ordinary course, (B) any event that would result in the acceleration or delay in the collection of receivables, (C) any event that would result in the acceleration or delay in the payment of payables or (D) any change in any material respect in the practices of the Corporation and its Subsidiaries in connection with the payment of payables and for the collection of receivables;

(xxi)	any activity or transaction with an Affiliate outside the ordinary course of business, other than with respect to the Arrangement;

(xxii)	any amendment to its constating documents;

(xxiii)	the issuance of any capital stock or other securities, or the granting or entering into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock;

(xxiv)	any entry or omission of any entry in its books of account other than in the ordinary course of business and consistent with past practice and in accordance with GAAP and on a basis consistent with prior periods;

(xxv)	any merger into or with nor any consolidation with, any other corporation nor any acquisition of the business or assets (other than in the ordinary course of business with respect to the acquisition of assets) of any Person.

(f)	Employment Matters.

Except as set forth in the Disclosure Letter:

(i)	and except as set forth in the management information circular prepared in connection with the annual meeting of the Corporation held June 30, 2004, neither the Corporation nor any Subsidiary is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director, officer or employee;

(ii)	neither the Corporation nor any Subsidiary is a party to any collective bargaining agreement nor subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or threatened strikes or lockouts at either the Corporation or any Subsidiary;

(iii)	neither the Corporation nor any Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to employment or termination of employment of employees or independent contractors; and

(iv)	the Corporation and all Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the above areas, other than where the failure to so operate or such proceedings which, individually or in the aggregate, would not have a Material Adverse Effect.

(g)	Disclosure.

The Corporation has publicly disclosed in documents filed with the Commission, copies of which have been provided to ADSX, any information regarding any event, circumstance or action taken or failed to be taken which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(h)	Financial Statements and Assets.

(i)	The audited consolidated financial statements for the Corporation as at and for each of the 12-month periods ended December 31, 2000, 2001, 2002 and 2003 and the unaudited consolidated financial statements for the 9-month period ended September 30, 2004, all as filed on the System for Electronic Document Analysis and Retrieval, (collectively, the “Financial Statements”), have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) applied consistently; such Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Corporation and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of the Corporation and its Subsidiaries on a consolidated basis.

(ii)	Except for (i) the liabilities reflected on the Corporation’s September 30, 2004 consolidated balance sheet included in the Financial Statements, (ii) trade payables and accrued expenses incurred since September 30, 2004 in the ordinary course of business, (iii) executory contract obligations under (x) contracts listed in the Disclosure Letter and/or (y) contracts not required to be listed in the Disclosure Letter, and (iv) the liabilities set forth in the Disclosure Letter, the Corporation and its Subsidiaries do not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

(iii)	Except as otherwise set forth in the Disclosure Letter, the accounts receivable reflected on the September 30, 2004 consolidated balance sheet included in the Financial Statements and all of the accounts receivable of the Corporation and its Subsidiaries arising since September 30, 2004 arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, issuers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Corporation and its Subsidiaries, as the case may be, to collect the accounts receivable in full in accordance with the Corporation’s normal payment terms. Except as set forth in the Disclosure Letter, no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the September 30, 2004 consolidated balance sheet included in such Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or exists. No accounts receivable arose from sales made on a consignment basis.

(iv)

Except as otherwise set forth in the Disclosure Letter, the inventory of the Corporation and its Subsidiaries as of the Effective Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted inventory levels of the Corporation and its Subsidiaries and be usable and saleable in the ordinary course of business for the purposes for which it is intended, except to the extent written down or reserved against on the Effective Date Balance Sheet (as defined in, and which is to be prepared in accordance with, the Plan of Arrangement). Except as otherwise set forth in the Disclosure Letter, the inventory of the Corporation and its Subsidiaries is valued on their respective books of account in accordance with GAAP (on a first in first out basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP.

(v)	Each of the Corporation and its Subsidiaries has good and marketable title to all of its assets, including those reflected in the latest balance sheet included in the Financial Statements or acquired since the date of the latest balance sheet included in the Financial Statements (except as since transferred, sold or otherwise disposed of in the ordinary course of business for fair market value), free and clear of all Encumbrances except as shown in the Disclosure Letter and none of the assets of the Corporation or its Subsidiaries are in the possession of or under the control of any other Person.

(i)	Books and Records.

The books, records and accounts of the Corporation and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Corporation and its Subsidiaries and (iii) accurately and fairly reflect the basis for the Corporation consolidated financial statements. The Corporation has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of consolidated financial statements in conformity with GAAP and (B) to maintain accountability for assets.

(j)	Litigation, Etc.

Except as set forth in the Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Corporation, threatened against or relating to the Corporation or any Subsidiary or affecting any of their properties, licenses or assets before any court or Governmental Entity or regulatory authority or body that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement, nor is the Corporation aware of any basis for any such claim, action, proceeding or investigation. Neither the Corporation nor any Subsidiary, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect, that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of a material amount of money as a condition to or a necessity for the right or ability of the Corporation or any Subsidiary, as the case may be, to conduct its business in any manner in which it has been carried on prior to the date hereof, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement.

(k)	Environmental.

Except as otherwise set forth in the Disclosure Letter:

(i)	all operations of the Corporation and its Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws and neither the Corporation nor any Subsidiary is aware of, or is subject to:

(A)	any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any material work, repairs, construction or expenditures; or

(B)	any demand or notice with respect to the breach of any Environmental Laws applicable to the Corporation or any Subsidiary;

(ii)	neither the Corporation, its Subsidiaries nor, to the knowledge of the Corporation, any prior owner, lessee or operator of any real property currently or formerly owned, leased or used by the Corporation or any of its Subsidiaries, has caused or permitted any hazardous material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an environmental claim against the Corporation, any of its Subsidiaries or ADSX; and neither the Corporation nor any of its Subsidiaries has assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any environmental claim; and

(iii)	no hazardous materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or used by the Corporation or any Subsidiary or, to the knowledge of the Corporation, on adjacent parcels of real property, and no part of such real property or, to the knowledge of the Corporation, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by hazardous materials.

(l)	Tax Matters.

(i)	The Corporation and each of its Subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects) and have paid, or caused to be paid, all Taxes that are due and payable in all material respects, and, except as set forth in the Disclosure Letter, the Corporation has provided adequate accruals in accordance with GAAP in its most recently published financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. The Corporation and each of its Subsidiaries have made adequate provision in accordance with GAAP in their respective books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements. Since such publication date, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. Neither the Corporation nor any Subsidiary is currently the beneficiary of any extension of time within which to file any tax return.

(ii)

Except as set out in the Disclosure Letter, neither the Corporation nor any Subsidiary has received any written notification that any material issues have been raised (and are currently pending) by Canada Revenue Agency, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above, and, except as set forth in the Disclosure Letter, no waivers of statutes of limitations have been given or requested with respect to the Corporation or any Subsidiary. All Tax liabilities of the Corporation and its Subsidiaries has been assessed for all fiscal years up to and including the fiscal year ended December 31, 2003. There are no material proposed (but unassessed) additional Taxes and none has been asserted. No Tax liens have been filed other than for Taxes not yet due and payable.

(iii)	The aggregate federal and provincial investment tax credit available to the Corporation and its Subsidiaries as at September 30, 2004 was $1,254,402.

(iv)	The calculations of investment tax credits still available to the Corporation and its Subsidiaries, or used by any of the Corporation or a Subsidiary, are as shown on copies of form T2038 or any equivalents attached to the Disclosure Letter, and have been accepted as true, correct, and complete by any relevant taxation authority for the purposes of the Income Tax Act (Canada) or any relevant provincial taxing statutes, except as set out in the Disclosure Letter.

(m)	Pension and Employee Benefits.

(i)	Other than as disclosed in the Disclosure Letter, the Corporation and each Subsidiary have complied with all the terms of, and all applicable Laws in respect of, its pension and other employee compensation and benefit obligations, including the terms of any funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon it (collectively referred to as the “Plans”) and all Plans are fully funded and in good standing with such regulatory authorities as may be applicable, and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by the Corporation from any such regulatory authority. The Disclosure Letter identifies each Plan. A true and complete copy of each Plan (including any trust agreement, statement of investment policies and procedures, insurance contract, employee brochure or the like and all amendments thereto, prepared in connection with the Plan) has been provided to ADSX. The Company has provided to ADSX all actuarial valuations, if any, prepared for each Plan during the past five years.

(ii)	No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Plans or their assets which individually or in the aggregate would have a Material Adverse Effect.

(n)	Reports.

The Corporation has filed with the Commission true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2000 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the “Corporation Documents”). The Corporation Documents, at the time filed, (i) did not contain any misrepresentation (as defined in the Securities Act) and (ii) complied in all material respects with the requirements of applicable securities Laws. The Corporation has not filed any confidential material change report with the Commission or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(o)	Non-Arm’s Length Transactions

Neither the Corporation nor any of its Subsidiaries has entered into any contracts, agreements, options, or arrangements or incurred or assumed any obligation or liability (whether fixed or contingent) with, on behalf of, or with respect to any “related party” (as that term is Ontario Securities Commission Rule 61-501) except as disclosed in the Disclosure Letter .

(p)	Compliance with Laws.

Except as disclosed in the Disclosure Letter, neither the Corporation nor any of its Subsidiaries has received any citations, complaints, consent orders, compliance schedules, or received any written notice from any government authority or any other written notice that it is not in compliance with any Laws. Except as disclosed in the Disclosure Letter, the Corporation and its Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees. Without limiting the generality of the foregoing, all securities of the Corporation (including, without limitation, all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

(q)	Guarantees.

None of the Corporation or its Subsidiaries has given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness, indemnity or suretyship of other obligations of any person other than the Corporation or a Subsidiary as disclosed in the Disclosure Letter, nor is it contingently responsible for such indemnity or suretyship or obligations.

(r)	Restrictions on Business Activities.

There is no agreement, judgment, injunction, order or decree binding upon the Corporation or any Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of the Corporation or any Subsidiary, any acquisition of property by the Corporation or any Subsidiary or the conduct of business by the Corporation or any Subsidiary as currently conducted.

(s)	Registration Rights.

No holder of securities issued by the Corporation has any right to compel the Corporation to register or otherwise qualify such securities for public sale in Canada or the United States.

(t)	Material Contracts.

All of the material contracts and commitments (written and oral) of the Corporation and its Subsidiaries, taken as a whole, are set forth in the Disclosure Letter, true, correct and complete copies (descriptions in the case of an oral contract or commitment) of all such contracts and commitments have been delivered to ADSX and all such contracts (which for greater certainty, do not include commitments) are enforceable against the other parties to them in accordance with their respective terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(u)	Real Property

(i)	The Disclosure Letter lists all real property and any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) currently owned, or ever owned, by the Corporation or a Subsidiary, in each case setting forth the street address and legal description of each property covered thereby.

(ii)	The Disclosure Letter lists all leases, licenses or similar agreements relating to the use or occupancy by the Corporation or a Subsidiary of real estate owned by a third party (“Leases”), true and correct copies of which have previously been furnished to ADSX, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby. The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. Neither the Corporation, its Subsidiaries nor their respective agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

(v)	Commitments.

Except as otherwise set forth in the Disclosure Letter, neither the Corporation nor any of its Subsidiaries is a party to or bound by any of the following, whether written or oral;

(i)	any contract that cannot by its terms be terminated by the Corporation or a Subsidiary with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)	any contract or commitment for capital expenditures by the Corporation or a Subsidiary in excess of $50,000 per calendar quarter in the aggregate;

(iii)	any lease or license with respect to any properties, real or personal, whether as landlord, tenant, licensor or licensee;

(iv)	agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any properties;

(v)	partnership agreement;

(vi)	contract with any Affiliate of the Corporation or a Subsidiary relating to the provision of goods or services by or to the Corporation of the Subsidiary, as the case may be;

(vii)	agreement for the sale of any assets that in the aggregate have a net book value on the books of the Corporation or a Subsidiary of greater than $5,000 other than sales of inventory in the normal course of business;

(viii)	agreement that purports to limit the freedom of the Corporation or a Subsidiary to compete freely in any line of business or in any geographic area;

(ix)	preferential purchase right, right of first refusal, or similar agreement; or

(x)	other contract that is material to the business of the Corporation or a Subsidiary.

(w)	Insurance.

The Disclosure Letter contains a complete and correct list of all insurance policies (including, without limitation, fire liability, product liability, workers’ compensation and vehicular) currently in effect that relate to the Corporation or a Subsidiary or their respective properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on the Disclosure Letter. Such policies are sufficient for compliance for the Corporation and its Subsidiaries with all applicable Laws and all material contracts of the Corporation and its Subsidiaries. Except as disclosed in the Disclosure Letter, none of the insurance carriers has indicated to the Corporation or a Subsidiary an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on the Disclosure Letter will not be available in the future on substantially the same terms as currently in effect. Neither the Corporation nor any Subsidiary has any claim pending or anticipated against any of its insurance carriers under such policies and, to the knowledge of the Corporation, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by the Corporation or a Subsidiary to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

(x)	Intangible Rights.

Set forth in the Disclosure Letter is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or controlled by the Corporation or a Subsidiary and all goodwill associated therewith. Each of the Corporation and its

Subsidiaries owns or has the right to use and shall as of the Effective Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames, software, formulae, methods, processes and other intangible properties that are necessary or customarily used by the Corporation or Subsidiary, as the case may be, for the ownership, management or operation of its properties (“Intangible Rights”) including, but not limited to, the Intangible Rights listed on the Disclosure Letter. Except as set forth in the Disclosure Letter, (i) the Corporation or a Subsidiary is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Corporation or a Subsidiary to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Corporation or a Subsidiary asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights or interests therein and, to the knowledge of the Corporation, no grounds for any such claims exist; (iv) the Corporation has not made any claim of any violation or infringement by others of any of its Intangible Rights or interest therein and, to the knowledge of the Corporation, no grounds for any such claim exist; (v) neither the Corporation nor any Subsidiary has received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the businesses of the Corporation and each of its Subsidiaries is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Corporation and its Subsidiaries to lawfully conduct their respective businesses as they are currently being conducted; (vii) no interest in any of the Intangible Rights of the Corporation or its Subsidiaries has been assigned, transferred, licensed or sublicensed by the Corporation to any person; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Entity, such registrations, filings or issuances are listed on the Disclosure Letter and were duly made and remain in full force and effect; (ix) to the knowledge of the Corporation, there has not been any act or failure to act by the Corporation, a Subsidiary or any of their respective directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Corporation or a Subsidiary has adequately safeguarded such information from disclosure; and (xi) all of the current Intangible Rights of the Corporation and its Subsidiaries will remain in full force and effect following the Effective Time without alteration or impairment.

(y)	Equipment and Other Tangible Property.

Except as otherwise disclosed in the Disclosure Letter, the equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property of the Corporation and its Subsidiaries (collectively, the “Tangible Corporation Properties”), other than inventory, are suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Corporation Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the prior practices and normal industry standards of the Corporation and its Subsidiaries. To the knowledge of the Corporation, the Tangible Corporation Properties are free of any structural or engineering defects, and during the past five years there has not been any significant interruption of the business of the Corporation or its Subsidiaries due to inadequate maintenance or obsolescence of the Tangible Corporation Properties.

(z)	Banks.

The Disclosure Letter sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Corporation or a Subsidiary has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Corporation or a Subsidiary in matters concerning any of its business or affairs. Except as otherwise disclosed in the Disclosure Letter, no such proxies, powers of attorney or other like instruments are irrevocable.

(aa)	Absence of Certain Business Practices.

Neither the Corporation, a Subsidiary nor any other Affiliate or agent of the Corporation or a Subsidiary, or any other person acting on behalf of or associated with the Corporation or a Subsidiary, acting alone or together, has (a) received, directly or indirectly, any rebates payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Corporation or a Subsidiary (or assist the Corporation or a Subsidiary in connection with any actual or proposed transaction), in each case which (i) may subject the Corporation or a Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Corporation or a Subsidiary, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Corporation or a Subsidiary.

(ab)	Products, Services and Authorizations.

(i)	Each Product designed, manufactured, repaired or serviced by the Corporation or a Subsidiary has been designed, manufactured, repaired or serviced in accordance with (i) the specifications under which the Product is normally and has normally been manufactured, and (ii) in all material respects, the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

(ii)	The Disclosure Letter sets forth (i) a list of all Products which at any time have been recalled, withdrawn or suspended by the Corporation or a Subsidiary, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspensions or seizure of any Product, (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) a list of all regulatory letters received by the Corporation, a Subsidiary or any of their respective agents relating to the Corporation or a Subsidiary or any of the Products.

(iii)

There exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any product registration, product license, repair or overhaul license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any governmental or regulatory authority with respect to the Corporation, a Subsidiary or any of the Products.

(iv)	There are no material claims existing or threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Corporation or a Subsidiary. There are no claims existing and there is no basis for any claim against the Corporation or a Subsidiary for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Corporation, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services. The Corporation and each of its Subsidiaries has full and adequate insurance coverage for products liability claims against it.

(v)	Set forth in the Disclosure Letter is a list of all authorizations, consents, approvals, franchises, licenses and permits required by any Person (other than a Governmental Entity) for the operation of the business of the Corporation and its Subsidiaries as presently operated (the “Other Person Authorizations”). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect and the Corporation and each of its Subsidiaries is in compliance with the terms of all the Other Person Authorizations. The Corporation has no knowledge of any facts which could be expected to cause it to believe that the Other Person Authorizations will not be renewed in the ordinary course. Each of the Other Person Authorizations will continue in full force and effect after the Effective Time, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.

(ac)	Transactions With Affiliates.

Except as set forth in the Disclosure Letter and except for payment of compensation for employment to employees consistent with past practices, and participation in Plans by employees, neither the Corporation nor any Subsidiary has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or shareholder of the Corporation or a Subsidiary or any of their respective Affiliates. Except as disclosed in the Disclosure Letter, no Affiliate of the Corporation or a Subsidiary is indebted to the Corporation or Subsidiary for money borrowed or other loans or advances, and neither the Corporation nor any of its Subsidiaries is indebted to any such Affiliate.

(ad)	Other Information.

The information furnished by the Corporation to ADSX pursuant to this Agreement (including, without limitation, information contained in the Disclosure Letter, the instruments referred to in such Disclosure Letter and the certificates and other documents to be executed or delivered pursuant hereto by the Corporation at or prior to the Effective Time) is not false or misleading in any material respect, contains no misstatement of any material fact, nor omits to state any material fact required to be stated in order to make the statements therein not misleading.

(ae)	Existing Bonus Plans

Except as disclosed in the Disclosure Letter, there are no plans or other like arrangements for the payment of bonuses or commissions of any kind to directors, officers, employees or consultants of the Corporation or any of the Subsidiaries. The Disclosure Letter sets forth the Corporation’s reasonable estimate of the amounts of bonuses and commissions payable to each director, officer, employee or consultant of the Corporation or any of the Subsidiaries with respect to any period ended on or before December 31, 2004.

(af)	Exclusive Products

The only right under any agreement, written or oral, by which any Person other than Prosec Protection Systems Inc. (“Prosec”) may sell Exclusive Product in the Territory (both terms as defined in the OEM Agreement 2005 (“OEM Agreement”) dated December 23, 2004 between the Corporation and Prosec) is the Corporation’s right to sell Exclusive Product as an addition to, replacement for, or expansion of existing systems in the Territory as referred to in the OEM Agreement.

3.2	Representations and Warranties of ADSX

ADSX represents and warrants to and in favour of the Corporation as follows and acknowledge that the Corporation is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization.

ADSX has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted.

(b)	Capitalization.

The authorized capital of ADSX consists of 125,000,000 ADSX Common Shares. As of January 10, 2005 (i) there were 56,820,264 ADSX Common Shares issued and outstanding and (ii) there were no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating ADSX to issue or sell any shares or securities or obligations of any kind convertible into or exchangeable for any shares, except for options and warrants entitling the holders thereof to acquire up to 7,415,763 ADSX Common Shares. All outstanding ADSX Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non- assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of ADSX having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of ADSX Common Shares on any matter. Other than under employee stock option plans, there are no outstanding contractual obligations of ADSX to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries.

(c)	Authority and No Violation.

(i)	ADSX has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by ADSX and the consummation by ADSX of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby or thereby.

(ii)	This Agreement has been duly executed and delivered by ADSX and constitutes a legal, valid and binding obligation, enforceable against ADSX in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(iii)	The approval and the execution and delivery by ADSX of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not:

(A)	result in a violation or breach of, require any consent to be obtained under, or give rise to any termination rights or payment obligation under any provision of:

(I)	its certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other material agreement or understanding with any party holding an ownership interest in it;

(II)	subject to obtaining the Regulatory Approvals relating to ADSX, any Laws, regulation, order, judgment or decree; or

(III)	any material contract, agreement, license, franchise or permit to which it is party or by which it is bound;

(B)	except as would not, individually or in the aggregate, have a Material Adverse Effect, give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(C)	except as would not, individually or in the aggregate, have a Material Adverse Effect, result in the imposition of any Encumbrance upon any of its assets, or restrict, hinder, impair or limit its ability to carry on its business as and where it is now being carried on or as and where it may be carried on in the future.

(iv)	No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by ADSX in connection with the execution and delivery of this Agreement or the consummation by ADSX of the transactions contemplated hereby other than (A) the Regulatory Approvals relating to ADSX and (B) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not in the aggregate have a Material Adverse Effect.

(d)	Absence of Certain Changes or Events.

Except as disclosed in publicly available reports filed by ADSX with the SEC prior to the date of this Agreement, since September 30, 2004 ADSX has conducted its business only in the ordinary course of business consistent with past practice and there has not occurred:

(i)	any Material Adverse Change in its affairs or in its financial condition, results of operations, business or prospects;

(ii)	any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect; or

(iii)	any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made.

(e)	Disclosure.

ADSX has publicly disclosed in documents filed with the SEC, all information regarding any event, circumstance or action taken or failed to be taken which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(f)	Financial Statements.

The audited consolidated financial statements for ADSX as at and for each of the 12-month periods ended December 31, 2000, 2001, 2002 and 2003 and the unaudited consolidated financial statements for the 9-month period ended September 30, 2004 have been prepared in accordance with United States generally accepted accounting principles, the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of ADSX and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

(g)	Litigation.

There is no claim, action, proceeding or investigation pending or, to the knowledge of ADSX, threatened against or relating to ADSX or affecting any of its properties, licenses or assets before any court or Governmental Entity or regulatory authority or body that, if adversely determined, could reasonably be expected to prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement, nor is ADSX aware of any basis for any such claim, action, proceeding or investigation.

(h)	Reports.

ADSX has filed with the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since September 30, 2002, and such documents, at the time filed, (i) did not contain any misrepresentation (as defined in the Securities Act and (ii) complied in all material respects with the requirements of applicable securities Laws. ADSX has not filed any confidential material change report with the SEC or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(i)	The ADSX Common Shares

The ADSX Common Shares are quoted on the NASDAQ Small Cap Market.

3.3	Survival

For greater certainty, the representations and warranties of each the Corporation and ADSX contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the day after the Effective Date.

Article IV — Regulatory Approvals

4.1	Applications

The Corporation and ADSX shall proceed diligently, in a coordinated fashion, to apply for and obtain the Regulatory Approvals.

4.2	Obtaining of Regulatory Approvals

For purposes of this Agreement, no Regulatory Approval shall be considered to have been obtained if it contains any condition that:

(a)	would put ADSX at a material competitive disadvantage by comparison with its competitors in any jurisdiction in which ADSX has significant operations, if the competitive disadvantage is greater than any competitive disadvantage which may reasonably be expected in consequence of regulatory requirements that result from the operations of a business in ADSX’s industry in multiple jurisdictions, or is materially onerous to ADSX in some other respect; or

(b)	would put the combined operations of ADSX and the Corporation at a material competitive disadvantage by comparison with its competitors in any jurisdiction in which ADSX, the Corporation or their respective subsidiaries have significant operations, if the competitive disadvantage is greater than any competitive disadvantage which may reasonably be expected in consequence of regulatory requirements that result from the operations of a securities firm in multiple jurisdictions, or is materially onerous to the combined operations of ADSX and the Corporation in some other respect.

In addition, no Regulatory Approval shall be considered to have been obtained if an appeal has been instituted from the granting of any Regulatory Approval and remains outstanding.

Article V — Covenants

5.1	Retention of Goodwill

During the Pre-Effective Date Period, the Corporation will, subject to the transactions contemplated by this Agreement, continue to carry on the business of the Corporation and its Subsidiaries in a manner consistent with prior practice, work to preserve the attendant goodwill of such entities and to contribute to retention of that goodwill to and after the Effective Date, but subject to the following provisions of this

Article V. The following provisions of this Article V are intended to be in furtherance of this general commitment.

5.2	Consultations

During the Pre-Effective Date Period, the Corporation and the Subsidiaries will consult on an ongoing basis with senior officers of ADSX to be designated by ADSX for that purpose in order that the representatives of ADSX will become more familiar with the philosophy and techniques of the Corporation and the Subsidiaries, as well as with their business and financial affairs and in order to provide experience as a basis for ongoing relationships in connection with the acquisition of the Corporation by ADSX after the Effective Date. These consultations will include any commitments, arrangements or transactions proposed to be entered into by the Corporation or the Subsidiaries that would give rise to a material liability or commitment of any kind where such liability or commitment is unusual or is of such a nature as to be inconsistent with the historical conduct by the Corporation and the Subsidiaries of its business, with materiality being determined for the purposes of this section 5.2 by reference to the capital base of the Corporation on a consolidated basis. The Corporation and ADSX will develop procedures such that these consultations will be carried out quickly and effectively without detracting from the ability of the Corporation to arrive at decisions in a timely manner.

5.3	Covenants of the Corporation

(a)	The Corporation covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Article VII, except (i) with the prior written consent of ADSX to any deviation therefrom (such consent not to be unreasonably withheld as it relates to sections (xvii and (xx)); (ii) with respect to any binding commitments which were disclosed in the Disclosure Letter; or (iii) with respect to any matter contemplated by or arising out of this Agreement or the Plan of Arrangement, the Corporation will:

(i)	and will cause each of the Subsidiaries to, carry on its business in, and only in, the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business shall be maintained, provided nothing in this Agreement shall be construed as requiring EXI Solutions Inc. to carry on business;

(ii)	not, and will cause each of the Subsidiaries not to, commence to undertake a substantial or unusual expansion of its business facilities or an expansion that is out of the ordinary course of business consistent with prior practice in light of current market and economic conditions;

(iii)	not declare or pay any dividends on or make any other distributions on or in respect of the outstanding shares of the Corporation;

(iv)	not amend its articles or by-laws, including, but not limited to, a subdivision or consolidation of Common Shares;

(v)	not allot, reserve, set aside or issue, authorize or propose the allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital or of any Subsidiary or any class or securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, except for (a) issuances by a Subsidiary of the Corporation of its capital stock to the Corporation and (b) the issuance of Common Shares pursuant to vested Dilutive Securities granted prior to January 25, 2005;

(vi)	not, whether through its Board of Directors or otherwise, amend the exercise price or term or accelerate the vesting of any unvested Dilutive Securities or accelerate the release of, or the expiry date of any hold period relating to, any Common Shares held in either the Corporation’s employee share purchase plan or otherwise amend, vary or modify, or take any other action under, either such Plan or the Corporation’s stock option plan;

(vii)	not, and will cause each of the Subsidiaries not to, modify, amend or terminate any material contract or agreement to which the Corporation or Subsidiary is a party or waive, release or assign any material rights or claims;

(viii)	not, and will cause each of the Subsidiaries not to, acquire or agree to acquire any Common Shares or other outstanding securities, whether by public or private transaction, pursuant to any normal course or substantial issuer bid, or otherwise, or any shares or other outstanding securities of any Subsidiary;

(ix)	not, and will cause each of the Subsidiaries not to, acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof, (other than inventory and equipment in the ordinary course consistent with past practice, to the extent not otherwise prohibited by this Agreement);

(x)	not, and will cause each of the Subsidiaries not to, except with respect to the sale in the ordinary course of business consistent with past practice, sell, lease or otherwise dispose of any of its assets;

(xi)	not, and will cause each of the Subsidiaries not to, guarantee the payment of indebtedness or incur indebtedness for money borrowed or issue or sell any debt securities;

(xii)	continue to provide ADSX and its representatives with information as reasonably requested by them from time to time concerning the business, assets, liabilities and affairs of the Corporation and the Subsidiaries, and with access (on a basis that does not detract unreasonably from their performance of their business responsibilities) to management and employees of the Corporation and the Subsidiaries;

(xiii)	use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on the Corporation or the Subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

(xiv)	not permit the Corporation or the Subsidiaries to grant any of their employees any increase in compensation, to pay any bonus or to pay any severance or termination amounts whether or not such compensation, payment or amount is payable in cash, enter into any employment agreement with any executive officer or adopt any benefit plan except to the extent required by Laws for severance payable on termination of an employee for cause or to the extent required by Laws as a result of an employee voluntarily terminating his employment;

(xv)	not permit the Corporation or a Subsidiary to adopt or implement any bonus or commission plan or arrangement not in effect as at the date of this Agreement;

(xvi)	not, and will cause each of the Subsidiaries not to, enter into any contracts, agreements, options, or arrangements or incur or assume any obligation or liability (whether fixed or contingent) with, on behalf of, or with respect to any “related party” (as that term is Ontario Securities Commission Rule 61-501); and

(xvii)	not, and will cause each of the Subsidiaries not to, enter into any:

(A)	contract that cannot by its terms be terminated by the Corporation or a Subsidiary with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(B)	contract or commitment for capital expenditures by the Corporation or a Subsidiary in excess of $50,000 per calendar quarter in the aggregate;

(C)	lease or license with respect to any properties, real or personal, whether as landlord, tenant, licensor or licensee;

(D)	agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any properties;

(E)	partnership agreement;

(F)	contract with any Affiliate of the Corporation or a Subsidiary relating to the provision of goods or services by or to the Corporation of the Subsidiary, as the case may be;

(G)	agreement for the sale of any assets that in the aggregate have a net book value on the books of the Corporation or a Subsidiary of greater than $5,000 other than sales of inventory in the normal course of business;

(H)	agreement that purports to limit the freedom of the Corporation or a Subsidiary to compete freely in any line of business or in any geographic area;

(I)	preferential purchase right, right of first refusal, or similar agreement; or

(J)	other contract that is material to the business of the Corporation or a Subsidiary;

(xviii) promptly	advise ADSX orally and, if then requested, in writing:

(A)	of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Corporation contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(B)	of any Material Adverse Change in respect of the Corporation; and

(C)	of any breach by the Corporation of any covenant or agreement contained in this Agreement;

(xix)	not make any change with respect to any accounting methods, principles or practices used by the Corporation; and

(xx)	not modify, amend or terminate the agreement dated January 18, 2005 between the Corporation and Focus Enterprises Inc.

(b)	The Corporation shall and shall cause the Subsidiaries to perform all obligations required or desirable to be performed by the Corporation or any of the Subsidiaries under this Agreement and shall do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Corporation shall and where appropriate shall cause Subsidiaries to:

(i)	use all reasonable efforts to obtain the approvals of holders of Common Shares to the Arrangement, subject, however, to the exercise by the Board of Directors of the Corporation of its fiduciary duties as provided herein;

(ii)	apply for and use all reasonable efforts to obtain all Regulatory Approvals relating to the Corporation or any of the Subsidiaries;

(iii)	apply for and use all reasonable efforts to obtain the Interim Order and the Final Order;

(iv)	defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(v)	use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to the Corporation or a Subsidiary which may adversely affect the ability of the parties to consummate the transactions contemplated hereby; and

(vi)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Corporation or any of its subsidiaries.

(c)	The Corporation shall, before the Effective Date, cause the termination, without compensation or any other payment or liability in connection with such termination, of the:

(i)	Consulting and Executive Agreement dated October 29, 1999 between the Corporation and Karim Khoja; and

(ii)	Management Services Agreement dated March 9, 1998, as amended, between the Corporation and Corpanada Capital Inc.

and	provide evidence satisfactory to ADSX, acting reasonably, of such termination.

(d)	The Corporation shall, before the Effective Date, cause EXI Solutions Inc. to be dissolved pursuant to Section 316 of the Business Corporations Act (British Columbia), and shall provide evidence satisfactory to ADSX, acting reasonably, of such dissolution.

5.4	Covenants of ADSX

ADSX hereby covenants and agrees:

(a)	to perform all obligations required or desirable to be performed by it under this Agreement and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(i)	apply for and use all reasonable efforts to obtain all Regulatory Approvals relating to ADSX or any of its subsidiaries;

(ii)	defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(iii)	use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to ADSX which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(iv)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from ADSX or its subsidiaries; and

(vi)	cause ADSX to reserve a sufficient number of ADSX Common Shares for issuance upon the completion of the Arrangement and the exercise from time to time of Replacement Securities;

(b)	the ADSX Common Shares to be issued pursuant to the Arrangement or upon the exercise from time to time of the Replacement Securities will, in all cases, be duly and validly issued by ADSX on their respective dates of issue; and

(c)	promptly advise the Corporation orally and, if then requested, in writing:

(i)	of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of ADSX contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(ii)	of any Material Adverse Change in respect of ADSX; and

(iii)	of any breach by ADSX of any covenant or agreement contained in this Agreement.

5.5	Covenants Regarding Non-Solicitation

(a)	The Corporation shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Corporation or any of its subsidiaries, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw or modify in a manner adverse to ADSX the approval of the Board of Directors of the Corporation of the transactions contemplated hereby, (iv) approve or recommend any Acquisition Proposal or (v) cause the Corporation to enter into any agreement related to any Acquisition Proposal; provided, however, that, subject to section 5.6 but notwithstanding the preceding part of this section 5.5(a) and any other provision of this Agreement, nothing shall prevent the Board of Directors of the Corporation from considering, negotiating, approving, and recommending to the Corporation’s shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal that the Board of Directors of the Corporation determines in good faith, acting reasonably, after consultation with the Corporation’s financial advisors and after receiving an opinion of outside counsel to the effect that it is appropriate that the Board of Directors of the Corporation take such action in order to discharge properly its fiduciary duties, would, if consummated in accordance with its terms, result in a transaction (x) more favourable to the Corporation’s shareholders than the transaction contemplated by this Agreement and (y) having a value per Common Share greater than the per share value attributable thereto under the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a “Superior Proposal”).

(b)	The Corporation shall promptly notify ADSX, at first orally and then in writing, of all current Acquisition Proposals, and of all future Acquisition Proposals, of which the Corporation’s directors or senior officers are or become aware, or any amendments to the foregoing, or any request for non-public information relating to the Corporation or any Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Corporation or any Subsidiary by any Person that informs the Corporation or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as ADSX may reasonably request including the identity of the Person making such proposal, inquiry or contact.

(c)

If the Corporation receives a request for material non-public information from a Person who proposes a bona fide Acquisition Proposal in respect of the Corporation (the existence and content of which have been disclosed to ADSX), and the Board of Directors of the Corporation determines that such proposal would be a Superior Proposal pursuant to section 5.5(a) having received the advice referred to therein, then, and only in such case, the Board of Directors of the Corporation may, subject to the execution by such Person of a confidentiality agreement containing a standstill provision substantially similar to that contained in section 5.8, provide such Person with access to information regarding the Corporation; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal, and provided further that the Corporation sends a copy of any such confidentiality agreement to ADSX immediately upon its execution and

ADSX is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(d)	The Corporation shall ensure that its officers, directors and employees and its Subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this section 5.5, and it shall be responsible for any breach of this section 5.5 by its financial advisors or other advisors or representatives.

5.6	Notice of Superior Proposal Determination

The Corporation shall not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement contemplated by section 5.5(c)) on the basis that it would constitute a Superior Proposal unless (i) it has provided ADSX with a copy of the Acquisition Proposal document which the Board of Directors of the Corporation has determined in accordance with section 5.5(a) would be a Superior Proposal, and (ii) five Business Days shall have elapsed from the later of the date ADSX received notice of the Corporation’s proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal, and the date ADSX received a copy of the Acquisition Proposal. Information provided shall constitute confidential Information for purposes of section 5.7(b).

During such five Business Day period, the Corporation acknowledges that ADSX shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement. The Board of Directors of the Corporation will review any offer by ADSX to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether ADSX’s offer upon acceptance by the Corporation would result in the Acquisition Proposal not being a Superior Proposal. If the Board of Directors of the Corporation so determines, it will enter into an amended agreement with ADSX reflecting ADSX’s amended proposal. If the Board of Directors of the Corporation continues to believe, in good faith and after consultation with financial advisors and outside counsel, that the Acquisition Proposal is nonetheless a Superior Proposal and therefore rejects ADSX’s amended proposal, the Corporation will pay to ADSX the break fee payable to ADSX under section 7.4 as required thereunder.

The Corporation also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of this section 5.6 to initiate an additional five Business Day notice period.

5.7	Access to Information; Monitoring by ADSX of the Corporation’s Finances

(a)

Subject to sections 5.7(c) and (d) and applicable Laws, upon reasonable notice, the Corporation shall (and shall cause each of the Subsidiaries to) afford ADSX’s officers, employees, counsel, accountants and other authorized representatives and advisors (“Representatives”) access, during normal business hours from the date hereof and until the earlier of the Effective Date and the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, the Corporation shall (and shall cause each of the Subsidiaries to) furnish promptly to ADSX all information concerning the Corporation’s business, properties, financial condition and performance and personnel as ADSX may reasonably request. Without limiting the generality of the foregoing, promptly upon request by ADSX, and in any event within 20 days of month-end in respect of any monthly report, the

Corporation shall provide ADSX with monthly financial reports on the Corporation and such other financial information and supporting documentation in respect of the Corporation as ADSX may require from time to time.

(b)	Subject to sections 5.7(c) and (d) and applicable Laws, upon reasonable notice, ADSX shall afford the Corporation’s Representatives access, during normal business hours from the date hereof and until the earlier of the Effective Date and the termination of this Agreement, to such of ADSX’s management personnel as ADSX may determine, acting reasonably, and, during such period, ADSX shall furnish promptly to the Corporation all information respecting Material Adverse Changes in ADSX’s business, properties and personnel as the Corporation may reasonably request.

(c)	Each of ADSX and the Corporation acknowledges that certain information provided to it under section 5.7(a) or (b) above will be non-public and/or proprietary in nature (the “Information”). Except as permitted below, each of ADSX and the Corporation will keep Information confidential and will not, without the prior written consent of the other, disclose it, in any manner whatsoever, in whole or in part, to any other Person, and will not use it for any purpose other than to evaluate the transactions contemplated by this Agreement. Each of ADSX and the Corporation will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the Representatives of each of ADSX and the Corporation who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement, and whose assistance is required for such purposes, provided that it has first informed such Representatives to whom Information is provided that the Representative has the same obligations, including as to confidentiality, restricted use and otherwise, that it has with respect to such Information. This provision shall not apply to such portions of the Information that: (i) are or become generally available to the public otherwise than as a result of disclosure by a party or its Representatives; or (ii) become available to a party on a non-confidential basis from a source other than, directly or indirectly, the other party or its Representatives, provided that such source is not to the knowledge of the first party, upon reasonable inquiry, prohibited from transmitting the Information by a contractual, legal or fiduciary obligation; or (iii) were known to a party or were in its possession on a non-confidential basis prior to being disclosed to it by the other party or by someone on its behalf; or (iv) are required by applicable Laws or court order to be disclosed. The provisions of this section 5.7(c) shall survive the termination of this Agreement.

(d)	The parties acknowledge that certain information may be competitively sensitive and that disclosure thereof shall be limited to that which is reasonably necessary for the purpose of (i) preparing submissions or applications in order to obtain the Regulatory Approvals, (ii) preparing the Circular, (iii) avoiding conflicts, (iv) integrating the operations of ADSX and the Corporation and (v) determining whether the Arrangement will be completed in accordance with section 2.2(a) or section 2.2(b) of the Plan of Arrangement.

5.8	Mutual Standstill

During the period commencing on the date hereof and continuing until the Effective Date or the termination of this Agreement, each of ADSX and the Corporation agrees that it will not, otherwise than pursuant to this Agreement (including without limitation sections 2.4 and 5.6), the Arrangement and the transactions contemplated hereby and thereby or with the prior approval of the other, which approval may be given on such terms as the other may determine: (i) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of the other; (ii) propose or offer to enter into, directly or indirectly, any merger or business combination involving the other or to purchase, directly or indirectly, a material portion of the assets of the other; (iii) directly or indirectly, “solicit”, or participate or join with any Person in the “solicitation” of any “proxies” (as such terms are defined in the Securities Act) to vote, to seek to advise or to influence any Person with respect to the voting of any voting securities of the other (but for greater certainty the Corporation acknowledges that ADSX and its agents and advisors will be entitled to solicit proxies and otherwise influence any Person to vote in favour of the Arrangement at the Meeting and ADSX acknowledges that the Corporation and its agents and advisors will be entitled to solicit proxies and otherwise influence any Person to vote in favour of the Arrangement at the Meeting); (iv) otherwise act alone or in concert with others to seek to control or to influence the management, Board of Directors or policies of the other; (v) make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or (vi) advise, assist or encourage any of the foregoing or work in concert with others in respect of the foregoing. For the purpose of this section 5.8, each reference to ADSX or the Corporation shall include its subsidiaries and its successors. The termination of this Agreement shall also terminate any other agreements between the parties which have an effect similar to this section 5.8.

5.9	Closing Matters

Each of ADSX and the Corporation shall deliver, at the closing of the transactions contemplated hereby, such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably.

Article VI — Conditions

6.1	Mutual Conditions Precedent

The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of ADSX and the Corporation:

(a)	the Arrangement shall have been approved at the Meeting by not less than two-thirds of the votes cast by the holders of Common Shares who are represented at the Meeting;

(b)	the Arrangement shall have been approved at the Meeting in accordance with any conditions in addition to those set out in section 6.1(a) which may be imposed by the Interim Order and which are satisfactory to each of the Corporation and ADSX, acting reasonably;

(c)	the Interim Order and the Final Order shall each have been obtained in form and terms satisfactory to each of the Corporation and ADSX, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

(d)

there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Regulatory Approvals which have been obtained; and

(e)	this Agreement shall not have been terminated pursuant to Article VII.

6.2	Additional Conditions Precedent to the Obligations of ADSX

The obligations of ADSX to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for ADSX’s exclusive benefit and may be waived by ADSX, any one of which, if not satisfied or waived, will relieve ADSX of any obligation under this Agreement):

(a)	all covenants of the Corporation under this Agreement to be performed on or before the Effective Date shall have been duly performed by the Corporation in all material respects and ADSX shall have received a certificate of the Corporation addressed to ADSX and dated the Effective Date, signed on behalf of the Corporation by two senior executive officers of the Corporation, confirming the same as at the Effective Date;

(b)	the representations and warranties of the Corporation shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and ADSX shall have received a certificate of the Corporation addressed to ADSX and dated the Effective Date, signed on behalf of the Corporation by two senior executive officers of the Corporation, confirming the same as at the Effective Date;

(c)	between the date hereof and the Effective Date, there shall not have occurred, in the judgment of ADSX, acting reasonably, a Material Adverse Change to the Corporation;

(d)	the Board of Directors of the Corporation shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Corporation and the Subsidiaries, to permit the consummation of the Arrangement;

(e)	the Board of Directors of the Corporation shall have made and shall not have modified or amended, in any material respect, prior to the Meeting, an affirmative recommendation that the holders of the Common Shares approve the Arrangement, and such recommendation shall be included in the Circular;

(f)	the Regulatory Approvals shall have been obtained in accordance with Article IV and shall be in full force and effect and shall not be the subject of any stop-order or proceedings seeking a stop-order or any revocation proceedings;

(g)	holders of no more than 5% of the issued and outstanding Common Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) in respect of the Arrangement;

(h)	the noon spot exchange rate for U.S. dollars expressed in Canadian dollars as reported by the Bank of Canada is on no date between the date hereof and the Effective Date or the earlier termination of this Agreement equal to or less than $1.056;

(i)	the Corporation shall have delivered to ADSX financial statements of the Corporation on a consolidated basis for the year ended December 31, 2004, with an unqualified audit report thereon, and a letter from the Corporation’s auditor consenting to the use by ADSX in connection with the transactions contemplated by this Agreement of such December 31, 2004 financial statements and the Financial Statements of the Corporation on which the auditor has reported;

(j)	all authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of the Corporation or its Subsidiaries is a party, or by which any of them is bound, as may be required to be obtained by them in connection with them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Plan of Arrangement or have, individually or in the aggregate, a Material Adverse Effect on the Corporation, shall have been obtained;

(k)	the Board of Directors of the Corporation shall have passed a resolution ratifying and approving the grant of all Qualified Options granted under the Corporation’s 2000 Stock Option Plan, such resolution to be passed before the exercise of any such Qualified Option, and the Corporation shall have provided to ADSX (i) a certified true copy of such resolution, such certification to be made by the Chief Executive Officer of the Corporation, and (ii) evidence satisfactory to ADSX, acting reasonably, that such resolution was passed prior to the exercise of the subject Qualified Options;

(l)	ADSX shall have received an opinion dated the Effective Date, from counsel to the Corporation, in form and substance, satisfactory to ADSX, acting reasonably, with respect to those matters set forth in sections 3.1(a) (including, without limitation, an opinion that all outstanding Dilutive Securities have been duly authorized and validly granted; and, for greater certainty, the opinion with respect to the issued and outstanding share capital of the Corporation shall be based on a review of the corporate records of the Corporation and not a certificate of the Corporation’s transfer agent), 3.1(b), 3.1(c) and 3.1(d), and with respect to such other matters as ADSX may request, acting reasonably and in giving such opinion counsel to the Corporation shall be entitled to rely on a certificate of an officer of the Corporation as to factual matters; and

(m)	the number of ADSX Common Shares and Replacement Securities or Two Tranche Replacement Options (as the case may be) issuable on the Effective Date under the Plan of Arrangement, calculated on the assumption that such issuance will occur pursuant to section 2.2(a) of the Plan of Arrangement, shall represent less than 19.9% of the number of ADSX Common Shares outstanding on the Effective Date before giving effect to such issuance.

ADSX may not rely on the failure to satisfy any of the above conditions precedent as a basis for a non-compliance by ADSX with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by ADSX in complying with its obligations hereunder.

6.3	Additional Conditions Precedent to the Obligations of the Corporation

The obligations of the Corporation to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the

Corporation and may be waived by the Corporation which, if not satisfied or waived, will relieve the Corporation of any obligation under this Agreement):

(a)	all covenants of ADSX under this Agreement to be performed on or before the Effective Date shall have been duly performed by ADSX in all material respects and the Corporation shall have received a certificate of ADSX addressed to the Corporation and dated the Effective Date, signed on behalf of ADSX by two senior executive officers of the Corporation, confirming the same as at the Effective Date;

(b)	all representations and warranties of ADSX under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and the Corporation shall have received a certificate of ADSX addressed to the Corporation and dated the Effective Date, signed on behalf of ADSX by two senior executive officers of ADSX, confirming the same as at the Effective Date;

(c)	between the date hereof and the Effective Date, there shall not have occurred, in the judgment of the Board of Directors of the Corporation, acting reasonably, a Material Adverse Change to ADSX;

(d)	the Boards of Directors of ADSX shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by ADSX to permit the consummation of the Arrangement and the issue of the ADSX Common Shares pursuant to the Arrangement and the exercise from time to time of the Replacement Securities;

(e)	the Regulatory Approvals shall have been obtained in accordance with Article IV and shall be in full force and effect and shall not be the subject of any stop-order or proceedings seeking a stop-order or any revocation proceedings;

(f)	the Corporation or its Board of Directors shall have received an opinion from a Person independent from the Corporation that each of the Exchange Ratio and the First Tranche Exchange Ratio and Adjustment Exchange Ratio, if applicable, is fair from a financial point of view to the holders of the Common Shares;

(g)	the Corporation shall have received an opinion dated the Effective Date, from counsel to ADSX, in form and substance satisfactory to the Corporation, acting reasonably, with respect to those matters set out in section 3.2(c) and with respect to such other matters as the Corporation may request, acting reasonably and in giving such opinion counsel to ADSX shall be entitled to rely on a certificate of an officer of ADSX as to factual matters;

(h)	the ADSX Average Trading Volume is not less than 300,000; and

(i)

the Corporation shall have received a written memorandum from its United States legal counsel dated the Effective Date and in form and substance satisfactory to the Corporation, acting reasonably, that ADSX Common Shares issuable pursuant to the Arrangement (not including ADSX Common Shares issuable pursuant to Replacement Securities or Two Tranche Replacement Options that are not Qualified Options) will not be subject to resale restrictions pursuant to U.S. federal securities laws other than resale restrictions applicable to affiliates of ADSX or former affiliates of the Corporation.

The Corporation may not rely on the failure to satisfy any of the above conditions precedent as a basis for noncompliance by the Corporation with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the Corporation in complying with its obligations hereunder.

6.4	Notice and Cure Provisions

ADSX and the Corporation will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of the other contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

Neither ADSX nor the Corporation may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in sections 6.1, 6.2 and 6.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Final Order for acceptance by the Director, ADSX or the Corporation, as the case may be, have delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which ADSX or the Corporation, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that ADSX or the Corporation, as the case may be, are proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement until the later of March 31, 2005 and the expiration of a period of 30 days from such notice. If such notice has been delivered prior to the date of the Meeting, such meeting shall be postponed until the expiry of such period.

6.5	Satisfaction of Conditions

The conditions precedent set out in sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of ADSX and the Corporation, a certificate of arrangement in respect of the Arrangement is issued by the Director.

Article VII — Amendment and Termination

Amendment

7.1	Amendment

This Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties;

(b)	waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d)	waive compliance with or modify any conditions precedent herein contained;

provided, however, that any such change, waiver or modification does not invalidate any required security holder approval of the Arrangement.

7.2	Mutual Understanding Regarding Amendments

If ADSX or the Corporation, as the case may be, proposes any amendment or amendments to this Agreement or to the Plan of Arrangement, the other will act reasonably in considering such amendment and if the other and its shareholders are not prejudiced by reason of any such amendment the other will co-operate in a reasonable fashion with ADSX or the Corporation, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the security holders.

7.3	Termination

(a)	If any condition contained in sections 6.1 or 6.2 is not satisfied at or before the Effective Date to the satisfaction of ADSX, then ADSX may by notice to the Corporation terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of ADSX arising from any breach by the Corporation but for which the condition would have been satisfied.

(b)	If any condition contained in sections 6.1 or 6.3 is not satisfied at or before the Effective Date to the satisfaction of the Corporation, then the Corporation may by notice to ADSX terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of the Corporation arising from any breach by ADSX but for which the condition would have been satisfied.

(c)	This Agreement may, at any time before or after the holding of the Meeting but not later than the Effective Date:

(i)	be terminated by the mutual agreement of the Corporation and ADSX (without further action on the part of the Corporation’s shareholders if terminated after the holding of the Meeting);

(ii)	be terminated by the Corporation, provided that the Corporation is then not in breach or default of any of its obligations hereunder, upon any determination by the Corporation’s Board of Directors that an Acquisition Proposal constitutes a Superior Proposal, subject to the payment by the Corporation of the money payable to ADSX under section 7.4; or

(iii)	be terminated by ADSX upon the occurrence of any of the events referenced in subparagraphs (a), (b) and (c) of section 7.4, subject to the payment by the Corporation of the money payable to ADSX under section 7.4.

(d)	If the Effective Date does not occur on or prior to June 30, 2005, then this Agreement shall terminate, provided that the Corporation and ADSX may mutually agree to extend such date.

(e)	If this Agreement is terminated in accordance with the foregoing provisions of this section 7.3, no party shall have any further liability to perform its obligations hereunder except as otherwise contemplated hereby, and provided that, subject to section 7.5, neither the termination of this Agreement nor anything contained in this section 7.3(e) shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

7.4	Break Fee

If (a) the Board of Directors of the Corporation shall have withdrawn or modified in a manner adverse to ADSX the board’s approval or recommendation of the Arrangement (other than as a direct result of and in direct response to a material breach by ADSX of its obligations hereunder or a Material Adverse Change to ADSX), or approved or recommended any Superior Proposal, or determined at the conclusion of the process set out in sections 5.5 and 5.6 that any Acquisition Proposal is a Superior Proposal, or resolved to take any of the foregoing actions, or (b) an Acquisition Proposal shall have been made directly to the holders of the Common Shares or any Person shall have publicly announced an intention to make an Acquisition Proposal and after such Acquisition Proposal shall have been made known, made or announced the holders of the Common Shares shall fail to approve the Arrangement at the Meeting, or (c) through the fault (whether by commission or omission) of the Corporation, the Arrangement is not, prior to March 31, 2005, submitted for the approval of the holders of the Common Shares at the Meeting, then in any such case the Corporation shall pay to ADSX $800,000, together with $300,000 as payment in full of ADSX’s out-of-pocket costs and expenses in connection with the transactions contemplated by this Agreement, in immediately available funds to an account designated by ADSX, such amounts to be paid as liquidated damages and not as a penalty, being a genuine pre-estimate of the damage that will be suffered by ADSX in the circumstances. Such payment shall be due (i) in the case of the event in (a), at 11:00 a.m. on the first Business Day following such action by the Corporation’s Board of Directors, (ii) in the case of the event in (b), at 11:00 a.m. on the first Business Day following the Meeting and (iii) in the case of the event in (c), at 11:00 a.m. on April 1, 2005. Notwithstanding the provisions of section 7.4(b) above, if the holders of the Common Shares shall fail to approve the Arrangement (other than as a direct result of and in direct response to a material breach by ADSX of its obligations hereunder or a Material Adverse Change to ADSX) at the Meeting in circumstances in which no Acquisition Proposal shall have then been made directly to the holders of the Common Shares or no person shall have then publicly announced an intention to make an Acquisition Proposal, at 11:00 a.m. on the first Business Day following the Meeting, the Corporation shall pay to ADSX $300,000 as payment in full of ADSX’s out-of-pocket costs and expenses in connection with the transactions contemplated by this Agreement, in immediately available funds to an account designated by ADSX but shall not be obligated to make any other payment hereunder.

The Corporation shall not be obligated to make more than one payment pursuant to this section 7.4.

7.5	Effect of Break Fee Payment

For greater certainty, the parties hereto agree that if the Corporation pays to ADSX the amount required by section 7.4 as a result of the occurrence of any of the events referenced in subparagraphs (a), (b) and (c) of section 7.4, ADSX shall have no other remedy for any breach of this Agreement by the Corporation.

Article VIII — General

8.1	Notices

All notices and other communications which may or are required to be given pursuant to any provision of this Agreement or the Plan of Arrangement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy, in each case addressed to the particular party at:

(a)	If to the Corporation, at:

EXI Wireless Inc.

13551 Commerce Parkway, Suite 100

Richmond, B.C. V6V 2L1

Canada

Attention: Mr. Malik Talib

Telecopier No.:604-232-5707

with a copy to:

Lang Michener LLP

1500-1055 West Georgia Street

Vancouver, B.C. V6E 4N7

Attention: Richard Bennett

Telecopier No.: 604-685-7084

(b)	If to ADSX:

Applied Digital Solutions, Inc.

1690 South Congress Avenue, Suite 200

Delray Beach, Florida 33445 USA

Attention: General Counsel

Telecopier No.: 561-805-8001

with a copy to:

Getz Prince Wells

1810-1111 West Georgia St.

Vancouver, British Columbia

V6E 4M3 Canada

Attention: Drew Wells

Telecopier No.: 604-685-9798

(c)	If, for the purposes of the Plan of Arrangement, to Karim Khoja:

Telecopier No.: 011-971-434-08907

with a copy to:

Lang Michener LLP

1500-1055 West Georgia Street

Vancouver, B.C. V6E 4N7

Attention: Richard Bennett

Telecopier No.: 604-685-7084

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

8.2	Assignment

No party hereto may assign its rights or obligations under this Agreement or the Arrangement.

8.3	Binding Effect

This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors.

8.4	Waiver and Modification

The Corporation and ADSX may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

8.5	Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.6	Expenses

(a)	Subject to section 7.4, the parties agree that all out-of-pocket expenses of the parties relating to the Arrangement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses. The Corporation covenants that the amount of such expenses incurred by the Corporation from the time the transactions contemplated hereby first commenced until the Effective Date shall not exceed the aggregate of $300,000 and US$300,000.

(b)	The Corporation represents and warrants to ADSX that no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement, except as set out in the Disclosure Letter.

8.7	News Releases

Subject to applicable Laws and the rules of NASDAQ and the TSX Venture Exchange, ADSX and the Corporation agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws and the rules of NASDAQ and the TSX Venture Exchange, each party shall use its reasonable efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. The parties agree to issue jointly a news release with respect to this Arrangement as soon as practicable following the execution of this Agreement.

8.8	Governing Laws

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as an British Columbia contract.

8.9	Counterparts

This Agreement may be executed in one or more counterparts, of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

THE CORPORATE SEAL of APPLIED DIGITAL SOLUTIONS, INC. was hereto affixed in the presence of:	) ) )
/s/ SCOTT R. SILVERMAN	) ) )	c/s
Authorized Signatory

THE CORPORATE SEAL of EXI WIRELESS INC. was hereto affixed in the presence of:	) ) )
/s/ MALIK TALIB	) ) )	c/s
Authorized Signatory

EXHIBIT 1

PLAN OF ARRANGEMENT

Appendix A

PLAN OF ARRANGEMENT

Under Section 192 of the Canada Business Corporations Act

Article 1 — Interpretation

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquisition Agreement” means the agreement made as of January 25, 2005 between the ADSX and the Corporation, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

“ADSX” means Applied Digital Solutions, Inc., a corporation existing under the laws of the State of Missouri;

“ADSX’s Accountant” means KPMG LLP or Wolrige Mahon, as determined by ADSX in its discretion;

“ADSX Common Share” means a share of common stock in the capital of ADSX;

“Adjustment Exchange Ratio” means the quotient obtained by dividing the Balance Owing Per Share by the Market Price as at the Settlement Date;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 7.1 of the Acquisition Agreement or Article 6 hereof or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution passed by the holders of the Common Shares at the Meeting;

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made;

“Balance Owing” means the difference, if any, between the Holdback Amount and the Deduction;

“Balance Owing Per Share” means the quotient obtained by dividing the Balance Owing by the number of Common Shares transferred to ADSX pursuant to section 2.2(b)(i)(A);

“Business Day” means any day on which commercial banks are open for business in New York, New York and Vancouver, British Columbia, other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada or in New York, New York under the laws of the State of New York or the federal laws of the United States of America;

“Canadian Dollar Equivalent” means in respect of an amount expressed in a foreign currency (the “Foreign Currency Amount”) at any date the product obtained by multiplying:

(a)	the Foreign Currency Amount by; and

(b)	the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1995, c. C-44;

“Certificate” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Circular” means the notice of the Meeting and accompanying management information circular to be sent to holders of Common Shares in connection with the Meeting;

“Comment Period” has the meaning ascribed thereto in section 2.3;

“Common Shares” means the outstanding common shares in the capital of the Corporation;

“Corporation” means eXI Wireless Inc., a corporation existing under the laws of Canada;

“Court” means the British Columbia Supreme Court;

“Deduction” means the difference, if any, between CDN$4,750,000 and the Net Assets as at the Effective Date as set out in the Settlement Statement;

“Depositary” means Computershare Trust Company of Canada Inc. at its offices set out in the Letter of Transmittal Form;

“Dilutive Security” means each Common Share purchase option and each Common Share purchase warrant, in each case being outstanding and unexercised on the Effective Date;

“Director” means the Director appointed under section 260 of the CBCA;

“Dissent Procedures” has the meaning ascribed thereto in section 3.1;

“Dissenting Shareholder” means a holder of Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

“Effective Date” means the date shown on the Certificate;

“Effective Date Balance Sheet” means the consolidated balance sheet of the Corporation as of the Effective Date, prepared in accordance with GAAP consistently applied, together with a review engagement report thereon of ADSX’s Accountant;

“Effective Date Percentage” means the difference between 100% and the Holdback Percentage;

“Effective Time” means 12:01 a.m. on the Effective Date;

“Election Deadline” means 5:00 p.m. (local time) at the place of deposit on the date which is two Business Days prior to the date of the Meeting;

“Exchange Ratio” means the quotient obtained by dividing CDN$1.60 by the Market Price as at the Effective Date;

“Final Order” means the final order of the Court approving the Arrangement;

“First Tranche Exchange Ratio” means the product obtained by multiplying the Exchange Ratio by the difference between 1 and the Holdback Percentage;

“GAAP” means Canadian generally accepted accounting principles;

“Holdback Amount” means 120% of the difference between $4,750,000 and the estimate of ADSX of the Net Assets of the Corporation as at the Effective Date as set out in any notice given by ADSX in accordance with section 2.2(b);

“Holdback Percentage” means the quotient obtained by dividing the Holdback Amount by the Original Price, expressed as a decimal;

“Interim Order” means the interim order of the Court made in connection with the process for obtaining shareholder approval of the Arrangement and related matters;

“ITA” means the Income Tax Act (Canada);

“Khoja” means Karim Khoja, a shareholder of the Corporation of and Chairman of the Board of the Corporation as at the date of the Acquisition Agreement;

“Letter of Transmittal Form” means the Letter of Transmittal Form for use by holders of Common Shares, in the form accompanying the Circular;

“Market Price” means, in respect of an ADSX Common Share on any particular date, the Canadian Dollar Equivalent of the weighted volume average daily closing price of ADSX Common Shares (calculated each day on the basis of the closing price multiplied by the volume of shares traded that day) during a period of 10 consecutive trading days ending three trading days before such date on the NASDAQ Small Cap Market, or, if the ADSX Common Shares are not then quoted on the NASDAQ Small Cap Market, on such other stock exchange or automated quotation system on which the ADSX Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors of ADSX for such purpose;

“Meeting” means the special meeting of the holders of Common Shares (including any adjournment thereof) that is to be convened as provided by the Interim Order to consider, and if deemed advisable, approve the Arrangement;

“Meeting Date” means the date of the Meeting;

“Net Assets” means the difference between the total assets of the Corporation as at the Effective Date calculated in accordance with GAAP applied on a basis consistent with prior periods and the total liabilities of the Corporation as at the Effective Date calculated in accordance with GAAP applied on a basis consistent with prior periods, subject to adjustment in accordance with the principles described on Appendix I;

“Original Notice Date” has the meaning ascribed thereto in section 2.2(c);

“Original Price” means the product obtained by multiplying CDN$1.60 by the number of Common Shares transferred to ADSX pursuant to section 2.2(b)(i)(A);

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status;

“Replacement Security” has the meaning ascribed thereto in section 2.2(a)(ii);

“Settled Exchange Ratio” means the sum of the First Tranche Exchange Ratio and the Adjustment Exchange Ratio;

“Settlement Date” means the second Business Date after the date that is the earlier of (i) the last day of the Comment Period, if ADSX receives no comments from Khoja in accordance with section 2.3 and (ii) the date the Statements are finally determined pursuant to section 2.3(d);

“Settlement Time” means 11:59 p.m. (Pacific Standard Time) on the Settlement Date;

“Settlement Statement” means a statement prepared under section 2.3(a) showing the particulars of the calculations of the Net Assets and the Balance Owing Per Share;

“Statements” has the meaning ascribed thereto in section 2.3(a);

“Two Tranche Option” has the meaning ascribed thereto in section 2.2(b); and

“Two Tranche Replacement Option” has the meaning ascribed thereto in section 2.2(b)(i)(B).

1.2	Sections and Headings

The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any or no gender include all genders and the neuter.

Article 2 — Arrangement

2.1	Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Corporation, (ii) ADSX, (iii) all holders of Common Shares and (iv) all holders of securities exchangeable for or convertible into Common Shares.

2.2	Arrangement

(a)	Subject to section 2.2(b), commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(i)	each Common Share (other than Common Shares held by ADSX or any subsidiary or affiliate thereof which shall not be exchanged under this Arrangement and shall remain outstanding as Common Shares held by ADSX or any subsidiary or affiliate thereof) will be transferred by the holder thereof, without any act or formality on his part, to ADSX in exchange for that number of fully paid and non-assessable ADSX Common Shares determined by using the Exchange Ratio (accordingly each of the holders of Common Shares will be entitled to receive the number of ADSX Common Shares equal to the product of the Exchange Ratio multiplied by the number of Common Shares held by such holder), and the name of each such holder will be removed from the register of holders of Common Shares and added to the register of holders of ADSX Common Shares; and

(ii)	each Dilutive Security shall be exchanged for an option or warrant, as the case may be (a “Replacement Security”), to purchase a number of ADSX Common Shares equal to the product of the Exchange Ratio multiplied by the number of Common Shares subject to such Dilutive Security at an exercise price per ADSX Common Share equal to the exercise price per share of such Dilutive Security immediately prior to the Effective Time divided by the Exchange Ratio. If the foregoing calculation results in a Replacement Security being exercisable for a fraction of an ADSX Common Share, then the number of ADSX Common Shares subject to such Replacement Security shall be rounded down to the next whole number of ADSX Common Shares and the total exercise price for the Replacement Security will be reduced by the exercise price of the fractional ADSX Common Share. The term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Replacement Security will otherwise be unchanged, and any document or agreement previously evidencing an Option shall thereafter evidence and be deemed to evidence such Replacement Security.

(b)	If ADSX estimates, acting reasonably, that the Net Assets of the Corporation as at the Effective Date are likely to be less than CDN$4,250,000, then, at the option (the “Two Tranche Option”) of ADSX, exercisable by notice in writing to the Corporation, such notice (i) to be given in accordance with section 2.2(c) and (ii) to disclose the amount that ADSX so estimates will be the Net Assets of the Corporation on the Effective Date and the basis of ADSX’s estimate in sufficient detail to enable the Corporation, acting reasonably, to assess the reasonableness of ADSX’s estimate, section 2.2(a) shall have no application and:

(i)	commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(A)

each Common Share (other than Common Shares held by ADSX or any subsidiary or affiliate thereof which shall not be exchanged under this Arrangement and shall remain outstanding as Common Shares held by ADSX or any subsidiary or affiliate thereof) will be transferred by the holder thereof, without any act or formality on his part, to ADSX in exchange for that number of fully paid and non-assessable ADSX Common Shares determined by using the First Tranche Exchange Ratio (accordingly each of the holders of Common Shares will be entitled to receive the number of ADSX Common Shares equal to the product of the First Tranche Exchange Ratio multiplied by the number of Common Shares held by such holder), and the name of each such holder will be removed from the register of holders of Common Shares and added to the register of holders of ADSX Common Shares; and

(B)	each Dilutive Security shall be exchanged for an option or warrant, as the case may be (a “Two Tranche Replacement Option”), to purchase:

(I)	from the Effective Time until the Settlement Time, a number of ADSX Common Shares equal to the product of the First Tranche Exchange Ratio multiplied by the number of Common Shares subject to such Dilutive Security immediately prior to the Effective Time at an exercise price per ADSX Common Share equal to the exercise price per share of such Dilutive Security immediately prior to the Effective Time divided by the First Tranche Exchange Ratio; and

(II)	after the Settlement Time, a number of ADSX Common Shares equal to the difference between (i) the product of the Settled Exchange Ratio multiplied by the number of Common Shares subject to such Dilutive Security immediately prior to the Effective Time and (ii) the number of ADSX Common Shares issued pursuant to such Two Tranche Replacement Option prior to the Settlement Time, at an exercise price per ADSX Common Share equal to the exercise price per share of such Dilutive Security immediately prior to the Effective Time divided by the Settled Exchange Ratio.

If the foregoing calculation results in a Two Tranche Replacement Option being exercisable for a fraction of an ADSX Common Share, then the number of ADSX Common Shares subject to such Two Tranche Replacement Option shall be rounded down to the next whole number of ADSX Common Shares and the total exercise price for the Two Tranche Replacement Option will be reduced by the exercise price of the fractional ADSX Common Share. The term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Two Tranche Replacement Option will otherwise be unchanged, and any document or agreement previously evidencing an Dilutive Security shall thereafter evidence and be deemed to evidence such Two Tranche Replacement Option.

(ii)	Forthwith after the Settlement Time, ADSX shall issue to the holders of the Common Shares transferred to ADSX pursuant to (b)(i)(A) above, for each Common Share so transferred, the number of fully paid and non-assessable additional ADSX Common Shares determined by using the Adjustment Exchange Ratio (accordingly each of the holders of Common Shares will be entitled to receive the number of ADSX Common Shares equal to the product of the Adjustment Exchange Ratio multiplied by the number of Common Shares transferred by such holder).

(c)	The notice referred to in section 2.2(b) shall be given no earlier than the pronouncement of the Final Order and no later than 10 Business Days after the date on which the Final Order is pronounced, provided that if the Effective Date is more than seven Business Days after the date (the “Original Notice Date”) that is:

(i)	the date on which ADSX gave such notice, if ADSX gave such notice no later than 10 Business Days after the date on which the Final Order is pronounced; or

(ii)	the date that is the 10th Business Day after the date on which the Final Order is pronounced, if ADSX did not give such notice on or before such date,

then, unless the reason the Effective Date is more than seven Business Days after the Original Notice Date is solely and directly because of ADSX’s failure to perform all or any of its obligations under the Acquisition Agreement during such period of seven Business Days after the Original Notice Date, any notice ADSX may have given shall be deemed to be rescinded, cancelled and of no effect and ADSX may give notice at any time prior to the Effective Time.

2.3	Preparation of Effective Date Balance Sheet

If ADSX exercises the Two Tranche Option:

(a)	Forthwith after the Effective Date ADSX shall prepare the Effective Date Balance Sheet and the Settlement Statement (together, the “Statements”) and instruct ADSX’s Accountants to issue a review engagement report on the Effective Date Balance Sheet. The calculation of Net Assets will be made based on the information contained in the Effective Date Balance Sheet, subject to such adjustments as may be required by the principles described at Appendix I. ADSX shall use its reasonable best efforts to cause ADSX’s Accountants to deliver to ADSX final drafts of the Statements within 30 days of the Effective Date.

(b)	Promptly after receiving final drafts of the Statements and before ADSX’s Accountants issue the Statements in final form, ADSX shall deliver final drafts of the Statements to Khoja for his consideration and comment. ADSX will promptly deliver, upon request by Khoja, such documentation supporting the Effective Date Balance Sheet as he may request, acting reasonably.

(c)	ADSX shall amend the final draft Statements to the extent appropriate in the light of the comments in writing of Khoja, provided such comments are received by ADSX within 15 days (the “Comment Period”) of the date that ADSX delivers the Statements to Khoja pursuant to section 2.3(b). Subject to section 2.3(d), the resulting Statements shall be binding on ADSX, Khoja and all other interested Persons.

(d)	If ADSX and Khoja fail, within 10 days of the last day of the Comment Period, to reach agreement on any comments made by Khoja during the Comment Period (or such longer period as ADSX and Khoja may agree to in writing), a Canadian chartered accountant independent of ADSX and Khoja shall be selected by agreement between ADSX and Khoja to finally determine the Statements with all reasonable dispatch. If ADSX and Khoja are unable to agree on the independent accountant, he or she shall be selected by lot from a nominee proposed by ADSX, on the one hand, and a nominee proposed by Khoja, on the other. In making his or her determination, the independent chartered accountant shall act as an expert and not as an arbitrator. The resulting Statements shall be binding on ADSX, Khoja and all other interested Persons.

(e)	The notice provisions of the Acquisition Agreement shall govern the communications contemplated by this section 2.3.

Article 3 — Rights of Dissent

3.1	Rights of Dissent

Holders of Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the CBCA and this section 3.1 (the “Dissent Procedures”) in connection with the Arrangement. Holders of Common Shares who duly exercise such rights of dissent and who:

(a)	are ultimately entitled to be paid fair value for their Common Shares shall be deemed to have transferred such Common Shares to the Corporation and such shares shall be cancelled on the Effective Date; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Common Shares and shall receive ADSX Common Shares on the basis determined in accordance with section 2.2, but in no case shall ADSX, the Corporation or any other Person be required to recognize such holders as holders of Common Shares after the Effective Time, and the names of such holders of Common Shares shall be deleted from the registers of holders of Common Shares at the Effective Time.

Article 4 — Certificate and Fractional Shares

4.1	Exchange of Certificates for ADSX Common Shares

(a)	At or promptly after the Effective Time, ADSX shall deposit with the Depositary, for the benefit of the holders of Common Shares, certificates representing the ADSX Common Shares issued pursuant to sections 2.2(a)(i) or 2.2(b)(i)(A), as applicable, in exchange for outstanding Common Shares. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Common Shares that were exchanged for ADSX Common Shares, together with such other documents and instruments (including, but not limited to, letters of transmittal) as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number of ADSX Common Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.2) in accordance with sections 2.2(a)(i) or 2.2(b)(i)(A), as applicable, and the certificate so surrendered shall forthwith be cancelled.

(b)	At or promptly after the Settlement Time, ADSX shall deposit with the Depositary for the benefit of the holders of Common Shares, certificates representing the ADSX Common Shares issued pursuant to section 2.2(b)(ii) and the Depositary shall deliver to each holder a certificate representing that number of ADSX Common Shares which such holder has the right to receive (together with any dividends or distributions with respect to section 4.2) in accordance with section 2.2(b)(ii).

(c)	In the event of a transfer of ownership of Common Shares which is not registered in the transfer records of the Corporation, a certificate representing the proper number of ADSX Common

Shares may be issued to the transferee if the certificate representing such Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate(s) representing ADSX Common Shares as contemplated by this section 4.1, and (ii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to ADSX Common Shares as contemplated by section 4.2.

(d)	If ADSX exercises the Two Tranche Option it shall promptly notify the Depositary of that fact, and, when it is determined, of the day that is the Settlement Date.

4.2	Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions declared or made after the Effective Time with respect to ADSX Common Shares or ADSX Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Common Shares that were exchanged pursuant to section 2.2, unless and until the holder of record of such certificate shall surrender such certificate in accordance with section 4.1. Subject to applicable law, there shall be paid to the record holder of the certificates representing whole Common Shares, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole ADSX Common Share or ADSX Common Share, as the case may be, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole ADSX Common Share or ADSX Common Share, as the case may be.

4.3	No Fractional Shares

No certificates or scrip representing fractional ADSX Common Shares shall be issued upon the surrender for exchange of certificates pursuant to section 4.1 and no dividend, stock split or other change in the capital structure of ADSX shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of ADSX in lieu of any such fractional securities. If any calculation of ADSX Common Shares issuable pursuant to section 4.1 results in a holder of Common Shares being entitled to a total number of ADSX Common Shares that includes a fractional share, that fraction will be rounded up to the nearest whole number if it is equal to or greater than 0.5 and rounded down in any other case.

4.4	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged pursuant to section 2.2 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash and/or one or more certificates representing one or more ADSX Common Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder’s Letter of Transmittal Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing ADSX Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give an indemnity satisfactory to ADSX and its transfer agents against any claim that may be made against ADSX with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5	Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Common Shares that were exchanged pursuant to section 2.2 and not deposited, with all other instruments required by section 4.1, on or prior to the third anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of ADSX. On such date, the ADSX Common Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to ADSX together with all entitlements to dividends, distributions and interest thereon held for such former registered holder. Neither ADSX or the Depositary shall be liable to any person in respect of any cash, ADSX Common Shares (as dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property escheat or similar law.

4.6	Withholding Rights

ADSX and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Common Shares or ADSX Common Shares such amounts as ADSX or the Depositary is required or permitted to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986, as amended, or any provision of provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, ADSX and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to ADSX or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and ADSX or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

Article 5 — Amendments

5.1	Amendments to Plan of Arrangement

The Corporation reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/ or supplement must be (i) set out in writing, (ii) approved by ADSX, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to holders of Common Shares if and as required by the Court.

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Corporation at any time prior to the Meeting (provided that ADSX shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if (i) it is consented to by each of the Corporation and ADSX, and (ii) if required by the Court, it is consented to by holders of the Common Shares voting in the manner directed by the Court.

APPENDIX I

AGREED CALCULATION PRINCIPLES

For the purposes of calculating Net Assets:

•	The Corporation’s expenses relating to the Acquisition Agreement and the agreement ancillary to it, and the transactions contemplated by them, to the extent not previously discharged by the Corporation or not reflected on the Effective Date Balance Sheet, shall be deducted as a liability in the calculation of Net Assets. For greater certainty, such expenses shall include, but not be limited to, all legal, accounting and investment banking fees and amounts payable for any fairness opinion.

•	If the Effective Date is not the last day of the month, operating expenses otherwise recorded on the last day of the month shall be pro-rated evenly over all days of that month.

•	The investment tax credit recoverable shall be the greater of:

(a)	the lesser of

(i)	the amount recorded on the Corporation’s publicly filed Consolidated Balance Sheet as of September 30, 2004, and

(ii)	the amount recorded on the Effective Date Balance Sheet, and

(b)	the lesser of

(i)	the Corporation’s available investment tax credits as of the Effective Date, and

(ii)	the amount recorded on the Effective Date Balance Sheet for income taxes payable.

•	The amount of the Corporation’s net deferred tax assets, also known as future income taxes net of future income tax liabilities, as reflected in the calculation of Net Assets shall be the lesser of the amount recorded on the Corporation’s publicly filed Consolidated Balance Sheet as of September 30, 2004 and the amount reflected on the Effective Date Balance Sheet.

•	In calculating Net Assets, the liabilities of the Corporation shall be reduced by an amount equal to 60% of any deferred revenue liability reflected on the Effective Date Balance Sheet (for which the account receivable is still outstanding) attributable to sales of proprietary hardware or software.

•	No deduction in calculating Net Assets shall be made in respect of amounts paid or accrued for payment to Dissenting Shareholders pursuant to the Dissent Procedures.